Exhibit 10.37

ARIBA, INC.

807 11th Avenue

Sunnyvale, CA 94089

November 10, 2003

John True

807 11th Avenue

Sunnyvale, CA 94089

Dear John:

For good and valuable consideration, Ariba, Inc. (the “Company”) is pleased to offer you the following severance arrangement:

1. Severance Compensation.

(a) Qualifying Terminations. Subject to Subparagraph (d) below, this Paragraph 1 applies if:

(i) The Company terminates your employment for any reason other than Cause or Permanent Disability, and such termination is not pursuant to the provisions of Subparagraph (a)(iv) below (an “Involuntary Termination”);

(ii) You resign from the Company within 12 months after a Triggering Event;

(iii) On a date (the “Resignation Notice Date”) prior to May 1, 2004, you resign from the Company effective the latter of (A) April 30, 2004 or (B) the date sixty days after the Resignation Notice Date (the “Resignation Date”), by delivering written notice of such resignation to the Company, and you are not terminated by the Company prior to the Resignation Date for Cause or Permanent Disability. For the purposes of this paragraph, delivery shall mean the actual receipt of written notice by the Company’s Chief Executive Officer; or

(iv) On a date (the “Termination Notice Date”) from January 1, 2004 through March 31, 2004, the Company notifies you of the termination of your employment, for any reason other than Cause or Permanent Disability, effective as of any date (the “Termination Date”) up to and including the latter of (A) April 30, 2004 or (B) the date sixty days after the Termination Notice Date, and you are not terminated by the Company prior to the Termination Date for Cause or Permanent Disability; provided, however, that a termination shall not be deemed to be pursuant to the provisions of this Subparagraph (a)(iv) if the Company’s software sales and services bookings for the quarter ending December 31, 2003 shall have equaled or exceeded the dollar target as determined by the Company’s Chief Executive Officer.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

John True

November 10, 2003

(b) Severance Benefits. If your employment terminates in accordance with Subparagraph (a) above, then:

(i) The Company will continue to pay you your Cash Compensation (A) in the event of a termination pursuant to Subparagraph (a)(i) or (ii) above, for a period of twelve months following the termination of your employment, (B) in the event of a termination pursuant to Subparagraph (a)(iii) above, for a period of six months following the termination of your employment, and (C) in the event of a termination pursuant to Subparagraph (a)(iv) above, through October 31, 2004 (in each case, the “Continuation Period”); and

(ii) You will be given additional vesting credit for any then-outstanding equity awards held by you under the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”), such that the number of shares or options subject to each such award that are vested as of the date your employment terminates shall be calculated assuming (for the purposes of this calculation only) that your last day of Service (as defined in the Plan) is (A) in the event of a termination pursuant to Subparagraph (a)(i) or (ii) above, the date that is twelve months after the date your employment terminates, (B) in the event of a termination pursuant to Subparagraph (a)(iii) above, the date that is six months after the date your employment terminates, and (C) in the event of a termination pursuant to Subparagraph (a)(iv) above, October 31, 2004.

Your Cash Compensation will be paid in accordance with the Company’s standard payroll procedures. For the purpose of clarification, in the event of a termination pursuant to Subparagraph (a)(iii) or (iv) above, your Cash Compensation will continue to be paid from the Resignation Notice Date or the Termination Notice Date (as the case may be) through the termination of your employment with the Company, in addition to the severance payments set forth in Subparagraph (b)(i) above.

(c) Definitions. For purposes of this Paragraph 1, the following definitions will apply:

(i) “Cash Compensation” means the sum of (A) your base salary at the rate in effect at the time of the termination of your employment plus (B) your quarterly bonuses at the Quarterly Bonus Rate. For the purposes of this Subparagraph (c)(i), the “Quarterly Bonus Rate” shall mean the greater of (Y) the average of your actual bonuses for the last two completed fiscal quarters (or, in the event of a termination pursuant to Subparagraph (a)(i) or (ii) above, the last four completed fiscal quarters) or (Z) $50,000.

(ii) “Cause” means (A) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (B) a material breach of any agreement between you and the Company, (C) a material failure to comply with the

John True

November 10, 2003

Company’s written policies or rules, (D) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (E) gross negligence or willful misconduct or (F) a continued failure to perform assigned duties after receiving written notification of the failure from the Company’s Chief Executive Officer, President, Chief Operating Officer or Executive Vice President of Sales and Solutions. The foregoing is not an exclusive list of all acts or omissions that the Company may consider as grounds for your termination without Cause.

(iii) “Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(iv) “Triggering Event” means (A) the Company’s requiring you, over your written objection, to report to anyone other than its Chief Executive Officer, President, Chief Operating Officer or Executive Vice President of Sales and Solutions (or any substantially equivalent position or title), (B) the Company’s, without your written consent, reducing your base salary below $375,000 per year, or (C) the Company, over your written objection, significantly reduces your employment responsibilities for global software sales and services.

(d) Conditions of Payment. This Paragraph 1 will not apply unless you (i) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (ii) have returned all Company property. In addition, all payments under this Paragraph 1 will be discontinued immediately if you fail to comply with each of Paragraphs 2, 3, 4 and 5 below.

2. Non-Solicitation. While you render services to the Company and during the Continuation Period (if any), you agree that you will not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on your own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Paragraph 2 means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. You and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

3. Non-Competition. While you render services to the Company and during the Continuation Period (if any), you agree that you will not:

(a) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market;

John True

November 10, 2003

(b) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company’s Market; or

(c) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company.

You and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship. For purposes of this Paragraph 3, the Company’s “Market” means (i) all companies that derive their revenue primarily from e-procurement and/or spend management software sales or sales of software or services aiding companies in sourcing and/or spend management activities and (ii) those companies set forth on Exhibit A hereto. You and the Company agree that the Company’s Market is global in scope.

You and the Company further agree that if any provision set forth in this Paragraph 3 is not enforceable under the laws of the state in which you are employed following the termination of your employment with the Company, nothing in this Agreement shall prohibit you from engaging in such lawful conduct; provided however, that if you elect to do so your rights to any of the severance pay set forth in Paragraph 1 shall be discontinued immediately.

4. Cooperation and Non-Disparagement. You agree that, during the Continuation Period, you will cooperate with the Company in every reasonable respect and will use your best efforts to assist the Company with the transition of your duties to your successor. You further agree that, during the Continuation Period, you will not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees. The Company agrees that, during the Continuation Period, the Company’s senior management (EVP level and above) and Board of Directors will not in any way or by any means disparage you to third parties.

5. Disclosure. You agree that, during the Continuation Period, you will inform any new employer or other person or entity with whom you enter into a business relationship, before accepting employment or entering into a business relationship, of the existence of Paragraphs 2, 3 and 4 above.

6. Employment Relationship. Notwithstanding the foregoing, employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will”

John True

November 10, 2003

nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company with respect to the subject matter hereof, including (without limitation) the letter agreement dated May 21, 2003.

9. Severability. If any provision of this letter agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then that provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then the provision will be stricken and the remainder of this letter agreement will continue in full force and effect. If any provision of this letter agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then that provision will be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this letter agreement will continue in full force and effect without impairment or limitation.

10. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

John True

November 10, 2003

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

* * * * *

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

ARIBA, INC.

By:

Title:

I agree with the forgoing terms and conditions:

Signature of John True
Dated:

John True

November 10, 2003

Exhibit A

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*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.